July 19, 2000

                              ATTACHMENT

Prime Capital Corporation ("Prime") has announced that after meeting with its creditors to disclose the failing financial condition of the company, Prime made a general assignment for the benefit of its creditors to William A. Brandt, Jr. on July 17, 2000. These activities follow the break down of negotiations between Prime and Finantra Capital, Inc. ("Finantra") whereby the two companies were negotiating the purchase by Finantra of all of the issued and outstanding common shares of Prime.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, may contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors.